CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Northern Lights Fund Trust and to the use of our report dated August 28, 2019 on the financial statements and financial highlights of Ladenburg Income Fund, Ladenburg Income & Growth Fund, Ladenburg Growth & Income Fund, Ladenburg Growth Fund, and Ladenburg Aggressive Growth Fund, each a series of shares of beneficial interest in Northern Lights Fund Trust. Such financial statements and financial highlights appear in the June 30, 2019 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

October 21, 2019